Exhibit 99.1

PRESS RELEASE

COMCAST REPORTS 1st QUARTER 2016 RESULTS

Consolidated 1st Quarter 2016 Highlights:

•                  Consolidated Revenue Increased 5.3%, Operating Cash Flow Increased 6.9%, Operating Income Increased 5.1%

•                  Free Cash Flow was $2.8 Billion

•                  Earnings per Share Increased 7.4% to $0.87; On an Adjusted Basis, EPS increased 6.3% to $0.84

•                  Dividends per Share Increased 10% and Share Repurchases were $1.2 billion

Cable Communications 1st Quarter 2016 Highlights:

•                  Cable Communications Revenue Increased 6.7% and Operating Cash Flow Increased 5.0%

•                  Customer Relationships Increased by 269,000, a 35.5% Increase from the First Quarter of 2015

•                  Total Revenue per Customer Relationship Increased 4.0%

•                  Video Customers Increased by 53,000, the Best First Quarter Result in 9 Years; Nearly 35% of All Video Customers Now Have X1

•                  High-Speed Internet Customers Increased by 438,000, the Best First Quarter Result in 4 Years

•                  Business Services Revenue Increased 17.5%, Driven by Small Business

NBCUniversal 1st Quarter 2016 Highlights:

•                  NBCUniversal Revenue Increased 3.9%; Operating Cash Flow Increased 10.0%

•                  Theme Parks Revenue Increased 57.5%, Primarily Impacted by the Inclusion of Universal Studios Japan

•                  Strong Broadcast and Cable Networks Operating Cash Flow Growth, Driven by Increases in Retransmission and Affiliate Revenues

PHILADELPHIA – April 27, 2016… Comcast Corporation (NASDAQ: CMCSA) today reported results for the quarter ended March 31, 2016.

Brian L. Roberts, Chairman and Chief Executive Officer of Comcast Corporation, said, “I’m incredibly pleased with our first quarter results and the strength and momentum we are seeing across our businesses. Our performance at Comcast Cable was outstanding.  We delivered our best first quarter Internet results in four years and our best first quarter video results in nine years – adding 53,000 video customers. NBCUniversal also had a terrific quarter, reporting double-digit operating cash flow growth, fueled by strength in Broadcast, continued success at our Theme Parks, including Universal Studios Japan, and improved performance from our Cable Networks. Our teams are executing extremely well and I am excited about the opportunities ahead for Comcast NBCUniversal.”

Consolidated Financial Results

	1st Quarter
($ in millions)	2015	2016	Growth
Revenue	$17,853	$18,790	5.3%
Excluding Super Bowl	$17,477	$18,790	7.5%
Operating Cash Flow[1]	$5,956	$6,367	6.9%
Excluding Transaction-Related Costs	$6,055	$6,367	5.1%
Operating Income	$3,890	$4,089	5.1%
Earnings per Share[2]	$0.81	$0.87	7.4%
Excluding Adjustments	$0.79	$0.84	6.3%
Free Cash Flow[3]	$3,183	$2,805	(11.9%)

For additional detail on segment revenue and expenses, customer metrics, capital expenditures, and free cash flow, please refer to the trending schedules on Comcast’s Investor Relations website at www.cmcsa.com.

Consolidated Revenue for the first quarter of 2016 increased 5.3% to $18.8 billion. Excluding $376 million of revenue generated by the broadcast of the NFL’s Super Bowl in the first quarter of 2015, consolidated revenue increased 7.5% (see Table 6). Consolidated Operating Cash Flow increased 6.9% to $6.4 billion. Excluding $99 million of Time Warner Cable and Charter transaction-related costs in the first quarter of 2015, consolidated operating cash flow increased 5.1% (see Table 6). Consolidated Operating Income increased 5.1% to $4.1 billion.

Earnings per Share (EPS) for the first quarter of 2016 was $0.87, a 7.4% increase compared to the first quarter of 2015. Excluding a gain on the sale of an investment in the first quarter of 2016, as well as a gain on the sale of a business and transaction-related costs in the first quarter of 2015, EPS increased 6.3% to $0.84 (see Table 4).

Capital Expenditures increased 9.2% to $1.9 billion in the first quarter of 2016. Cable Communications’ capital expenditures increased 9.0% to $1.6 billion in the first quarter of 2016, reflecting a higher level of investment in scalable infrastructure to increase network capacity and increased investment in line extensions, as well as our continued spending on customer premise equipment related to the deployment of the X1 platform and wireless gateways. Cable capital expenditures represented 12.9% of Cable revenue in the first quarter of 2016 compared to 12.6% in last year’s first quarter. NBCUniversal’s capital expenditures increased 10.0% to $295 million in the first quarter of 2016, primarily reflecting increased spending at our Theme Parks which now includes Universal Studios Japan.

Free Cash Flow decreased 11.9% to $2.8 billion in the first quarter of 2016, reflecting growth in consolidated operating cash flow, offset by increased working capital, as well as higher capital expenditures and cash paid for capitalized software and other intangible assets.

	1st Quarter
($ in millions)	2015	2016	Growth
Operating Cash Flow	$5,956	$6,367	6.9%
Capital Expenditures	(1,726)	(1,885)	9.2%
Cash Paid for Capitalized Software and Other Intangible Assets	(273)	(378)	38.5%
Cash Interest Expense	(691)	(723)	4.6%
Cash Taxes on Operating Items (Including Economic Stimulus Packages)	(264)	(256)	(3.0%)
Changes in Operating Assets and Liabilities	73	(436)	NM
Noncash Share-Based Compensation	135	153	13.3%
Distributions to Noncontrolling Interests and Dividends for Redeemable Subsidiary Preferred Stock	(62)	(77)	24.2%
Other	35	40	14.3%
Free Cash Flow (Including Economic Stimulus Packages)	$3,183	$2,805	(11.9%)
Economic Stimulus Packages	-	-
Free Cash Flow[3]	$3,183	$2,805	(11.9%)

NM=comparison not meaningful.

Dividends and Share Repurchases. During the first quarter of 2016, Comcast paid dividends totaling $611 million and repurchased 22 million of its common shares for $1.2 billion.  As of March 31, 2016, Comcast had $8.8 billion available under its share repurchase authorization.

Cable Communications

	1st Quarter
($ in millions)	2015[4]	2016	Growth
Cable Communications Revenue
Video	$5,331	$5,538	3.9%
High-Speed Internet	3,044	3,275	7.6%
Voice	906	896	(1.1%)
Business Services	1,116	1,311	17.5%
Advertising	499	559	12.1%
Other	545	625	14.8%
Cable Communications Revenue	$11,441	$12,204	6.7%

Cable Communications Operating Cash Flow	$4,658	$4,889	5.0%
Operating Cash Flow Margin	40.7%	40.1%

Cable Communications Capital Expenditures	$1,446	$1,576	9.0%
Percent of Cable Communications Revenue	12.6%	12.9%

Revenue for Cable Communications increased 6.7% to $12.2 billion in the first quarter of 2016, driven primarily by increases in high-speed Internet, video and business services revenue. High-speed Internet revenue increased 7.6%, reflecting an increase in the number of residential high-speed Internet customers, an increase in the number of customers receiving higher levels of service and rate adjustments. Video revenue increased 3.9%, primarily reflecting rate adjustments, as well as an increase in the number of customers subscribing to additional services. Business services revenue increased 17.5% primarily due to an increase in the number of small business customers, as well as continued growth in our medium-sized business services. Other revenue increased 14.8%, reflecting higher franchise and regulatory fees, as well as an increase in Xfinity Home revenue. Advertising revenue increased 12.1%, reflecting an increase in political advertising revenue, higher rates and the timing of programmers spending on advertising.

Customer Relationships increased by 269,000 to 28.0 million in the first quarter of 2016, a 36% improvement compared to the increase in the first quarter of 2015, primarily reflecting increases in double and triple product relationships. At the end of the first quarter, penetration of our double and triple product customers increased to 70% compared to 69% in the first quarter of 2015. Video customer net additions of 53,000 were the best result for a first quarter in nine years, high-speed Internet customer net additions of 438,000 were the best result for a first quarter in four years, and Voice customer net additions improved to 102,000.

	Customers		Net Additions
(in thousands)	1Q15	1Q16	1Q15	1Q16
Video Customers	22,375	22,400	(8)	53
High-Speed Internet Customers	22,369	23,767	407	438
Voice Customers	11,270	11,577	77	102

Single Product Customers	8,399	8,410	(10)	45
Double Product Customers	8,890	9,346	140	125
Triple Product Customers	9,945	10,214	69	99
Customer Relationships	27,234	27,970	199	269

Operating Cash Flow for Cable Communications increased 5.0% to $4.9 billion in the first quarter of 2016, reflecting higher revenue, partially offset by a 7.8% increase in operating expenses. The higher expenses were primarily due to a 9.4% increase in video programming costs, reflecting the timing of contract renewals, as well as higher retransmission consent fees and sports programming costs. In addition, technical and product support expenses increased 6.3% and customer service expenses increased 8.0%, driven by investments to improve the customer experience and expenses related to the development, delivery and support of our X1 platform and wireless gateways. Advertising, marketing and promotion costs increased 6.1%. This quarter’s operating cash flow margin was 40.1% compared to 40.7% in the first quarter of 2015.

NBCUniversal

	1st Quarter

($ in millions)	2015	2016	Reported Growth	Pro Forma Growth[5]
NBCUniversal Revenue
Cable Networks	$2,359	$2,453	4.0%
Broadcast Television	2,248	2,084	(7.3%)
Excluding Super Bowl	1,872	2,084	11.4%
Filmed Entertainment	1,446	1,383	(4.3%)
Theme Parks	651	1,026	57.5%	9.6%
Headquarters, Other and Eliminations	(100)	(85)	NM
NBCUniversal Revenue	$6,604	$6,861	3.9%	(0.4%)
Excluding Super Bowl	$6,228	$6,861	10.2%	5.4%

NBCUniversal Operating Cash Flow
Cable Networks	$898	$956	6.4%
Broadcast Television	182	284	56.5%
Filmed Entertainment	293	167	(43.1%)
Theme Parks	244	375	53.6%	3.3%
Headquarters, Other and Eliminations	(142)	(160)	NM
NBCUniversal Operating Cash Flow	$1,475	$1,622	10.0%	1.8%

Revenue for NBCUniversal increased 3.9% to $6.9 billion in the first quarter of 2016 and Operating Cash Flow increased 10.0% to $1.6 billion, primarily due to the acquisition of Universal Studios Japan in November 2015. Pro Forma5 Revenue for NBCUniversal decreased 0.4%. Excluding $376 million of revenue generated by the broadcast of the NFL’s Super Bowl in the first quarter of 2015, pro forma revenue increased 5.4% (see Table 6). Pro Forma5 Operating Cash Flow increased 1.8%, driven by results at Broadcast Television and Cable Networks, partially offset by Filmed Entertainment.

Cable Networks

Cable Networks revenue increased 4.0% to $2.5 billion in the first quarter of 2016, reflecting higher distribution revenue, as well as consistent advertising revenue.  Distribution revenue increased 5.9%, driven by contractual rate increases and contract renewals, partially offset by a decline in subscribers at our cable networks. Advertising revenue was flat compared to the first quarter of 2015, due to higher rates, offset by audience ratings declines and the impact of a benefit from a reduction in deferred advertising revenue in the prior year. Operating cash flow increased 6.4% to $956 million in the first quarter of 2016, reflecting higher revenue and a modest increase in programming and production costs.

Broadcast Television

Broadcast Television revenue declined 7.3% in the first quarter of 2016. Excluding $376 million of revenue generated by the NFL’s Super Bowl in the first quarter of 2015, revenue increased 11.4%, reflecting higher advertising and distribution and other revenue (see Table 6). Excluding the revenue from the Super Bowl last year, advertising revenue increased 9.6% reflecting higher rates and one additional NFL game compared to last year’s first quarter, partially offset by lower ratings. Distribution and other revenue increased 43.1%, primarily due to higher retransmission consent fees. Operating cash flow increased 56.5% to $284 million, reflecting lower programming and production costs compared to last year’s first quarter which included the Super Bowl.

Filmed Entertainment

Filmed Entertainment revenue declined 4.3% in the first quarter of 2016, reflecting lower theatrical and home entertainment revenue, partially offset by higher content licensing and other revenue. Theatrical revenue declined 36.4% compared to last year’s first quarter which included the strong performance of Fifty Shades of Grey. Home entertainment revenue declined 24.4%, primarily due to the strong performance of several releases in the prior year period, including Lucy. The 21.2% increase in content licensing revenue was primarily due to the timing of availability of content in the Pay TV window and a new licensing agreement.  Other revenue increased 27.1% due to higher Fandango and consumer products revenue, primarily driven by Minions and Jurassic World merchandise. Operating cash flow decreased 43.1% to $167 million, reflecting lower revenue and higher advertising, marketing and promotion costs.

Theme Parks

Theme Parks revenue increased 57.5% to $1.0 billion and operating cash flow increased 53.6% to $375 million in the first quarter of 2016. Pro forma5 revenue increased 9.6%, reflecting stable guest attendance and higher per capita spending at the parks, which benefitted, in part, from the timing of spring holidays. Pro forma5 operating cash flow increased 3.3%, reflecting higher revenue, partially offset by an increase in operating expenses, including pre-opening costs to support new attractions opening in Hollywood and Japan this spring.

Headquarters, Other and Eliminations

NBCUniversal Headquarters, Other and Eliminations include overhead and eliminations among the NBCUniversal businesses. For the quarter ended March 31, 2016, NBCUniversal Headquarters, Other and Eliminations operating cash flow loss was $160 million compared to a loss of $142 million in the first quarter of 2015.

Corporate, Other and Eliminations

Corporate, Other and Eliminations primarily include corporate operations, Comcast Spectacor and eliminations among Comcast’s businesses. For the quarter ended March 31, 2016, Corporate, Other and Eliminations revenue was ($275) million compared to ($192) million in 2015. The operating cash flow loss was $144 million compared to a loss of $177 million in the first quarter of 2015, including $99 million of transaction-related costs.

Notes:

1     We define Operating Cash Flow as operating income (loss) before depreciation and amortization, excluding impairment charges related to fixed and intangible assets and gains or losses on the sale of assets, if any.

2     Earnings per share amounts are presented on a diluted basis.

3     We define Free Cash Flow as Net Cash Provided by Operating Activities (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures, cash paid for intangible assets, principal payments on capital leases and cash distributions to noncontrolling interests; and adjusted for any payments and receipts related to certain nonoperating items, net of estimated tax benefits.  The definition of Free Cash Flow excludes any impact from Economic Stimulus packages.  These amounts have been excluded from Free Cash Flow to provide an appropriate comparison.

4     Beginning in the first quarter of 2016, certain operations and businesses including several strategic business initiatives that were previously presented in Corporate, Other and Eliminations are now presented in our Cable Communications segment to reflect a change in our management reporting presentation. For segment reporting purposes, we have adjusted all periods presented to reflect this change.

5     Pro forma information is presented for the acquisition of the 51% interest of Universal Studios Japan. See Table 5 for more detailed information.

All percentages are calculated on whole numbers. Minor differences may exist due to rounding.

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Conference Call and Other Information

Comcast Corporation will host a conference call with the financial community today, April 27, 2016 at 8:30 a.m. Eastern Time (ET). The conference call and related materials will be broadcast live and posted on its Investor Relations website at www.cmcsa.com. Those parties interested in participating via telephone should dial (800) 263-8495 with the conference ID number 68923741.  A replay of the call will be available starting at 11:30 a.m. ET on April 27, 2016, on the Investor Relations website or by telephone. To access the telephone replay, which will be available until Wednesday, May 4, 2016 at midnight ET, please dial (855) 859-2056 and enter the conference ID number 68923741.

From time to time, we post information that may be of interest to investors on our website at www.cmcsa.com and on our corporate blog, www.corporate.comcast.com/comcast-voices. To automatically receive Comcast financial news by email, please visit www.cmcsa.com and subscribe to email alerts.

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Investor Contacts:		Press Contacts:
Jason Armstrong	(215) 286-7972	D’Arcy Rudnay	(215) 286-8582
Jane Kearns	(215) 286-4794	John Demming	(215) 286-8011

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Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements.  Readers are directed to Comcast’s periodic and other reports filed with the Securities and Exchange Commission (SEC) for a description of such risks and uncertainties. We undertake no obligation to update any forward-looking statements.

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Non-GAAP Financial Measures

In this discussion, we sometimes refer to financial measures that are not presented according to generally accepted accounting principles in the U.S. (GAAP).  Certain of these measures are considered “non-GAAP financial measures” under the SEC regulations; those rules require the supplemental explanations and reconciliations that are in Comcast’s Form 8-K (Quarterly Earnings Release) furnished to the SEC.

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About Comcast Corporation

Comcast Corporation (Nasdaq: CMCSA) is a global media and technology company with two primary businesses, Comcast Cable and NBCUniversal. Comcast Cable is one of the nation’s largest video, high-speed Internet and phone providers to residential customers under the XFINITY brand and also provides these services to businesses. NBCUniversal operates news, entertainment and sports cable networks, the NBC and Telemundo broadcast networks, television production operations, television station groups, Universal Pictures and Universal Parks and Resorts. Visit www.comcastcorporation.com for more information.

TABLE 1 Condensed Consolidated Statement of Income (Unaudited)

	Three Months Ended
(in millions, except per share data)	March 31,
	2015	2016
Revenue	$17,853	$18,790

Programming and production	5,463	5,431
Other operating and administrative	5,074	5,525
Advertising, marketing and promotion	1,360	1,467
	11,897	12,423

Operating cash flow	5,956	6,367

Depreciation expense	1,634	1,785
Amortization expense	432	493
	2,066	2,278
Operating income	3,890	4,089

Other income (expense)
Interest expense	(656)	(703)
Investment income (loss), net	33	30
Equity in net income (losses) of investees, net	33	(11)
Other income (expense), net	102	130
	(488)	(554)

Income before income taxes	3,402	3,535

Income tax expense	(1,261)	(1,311)

Net income	2,141	2,224

Net (income) loss attributable to noncontrolling interests and redeemable subsidiary preferred stock	(82)	(90)

Net income attributable to Comcast Corporation	$2,059	$2,134

Diluted earnings per common share attributable to Comcast Corporation shareholders	$0.81	$0.87

Dividends declared per common share attributable to Comcast Corporation shareholders	$0.25	$0.275

Diluted weighted-average number of common shares	2,556	2,462

TABLE 2 Condensed Consolidated Balance Sheet (Unaudited)

(in millions)	December 31,	March 31,
	2015	2016
ASSETS

Current Assets
Cash and cash equivalents	$2,295	$5,628
Receivables, net	6,896	6,375
Programming rights	1,213	1,390
Other current assets	1,899	1,787
Total current assets	12,303	15,180

Film and television costs	5,855	5,768

Investments	3,224	3,638

Property and equipment, net	33,665	34,122

Franchise rights	59,364	59,364

Goodwill	32,945	33,458

Other intangible assets, net	16,946	16,832

Other noncurrent assets, net	2,272	2,237

	$166,574	$170,599

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$6,215	$6,333
Accrued participations and residuals	1,572	1,510
Deferred revenue	1,302	1,393
Accrued expenses and other current liabilities	5,462	5,729
Current portion of long-term debt	3,627	4,119
Total current liabilities	18,178	19,084

Long-term debt, less current portion	48,994	51,515

Deferred income taxes	33,566	33,821

Other noncurrent liabilities	10,637	10,431

Redeemable noncontrolling interests and redeemable subsidiary preferred stock	1,221	1,236

Equity
Comcast Corporation shareholders’ equity	52,269	52,642
Noncontrolling interests	1,709	1,870
Total equity	53,978	54,512

	$166,574	$170,599

TABLE 3 Consolidated Statement of Cash Flows (Unaudited)

(in millions)	Three Months Ended
	March 31,
	2015	2016

OPERATING ACTIVITIES
Net income	$2,141	$2,224
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,066	2,278
Share-based compensation	135	153
Noncash interest expense (income), net	51	55
Equity in net (income) losses of investees, net	(33)	11
Cash received from investees	22	16
Net (gain) loss on investment activity and other	(121)	(126)
Deferred income taxes	(119)	217
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Current and noncurrent receivables, net	119	562
Film and television costs, net	(38)	(80)
Accounts payable and accrued expenses related to trade creditors	372	12
Other operating assets and liabilities	650	(212)

Net cash provided by operating activities	5,245	5,110

INVESTING ACTIVITIES
Capital expenditures	(1,726)	(1,885)
Cash paid for intangible assets	(273)	(378)
Acquisitions and construction of real estate properties	(24)	(140)
Acquisitions, net of cash acquired	-	(24)
Proceeds from sales of businesses and investments	180	110
Purchases of investments	(32)	(448)
Other	181	56

Net cash provided by (used in) investing activities	(1,694)	(2,709)

FINANCING ACTIVITIES
Proceeds from (repayments of) short-term borrowings, net	(150)	(538)
Proceeds from borrowings	-	3,323
Repurchases and repayments of debt	(909)	(48)
Repurchases and retirements of common stock	(2,000)	(1,249)
Dividends paid	(572)	(611)
Issuances of common stock	28	12
Distributions to noncontrolling interests and dividends for redeemable subsidiary preferred stock	(62)	(77)
Other	141	120

Net cash provided by (used in) financing activities	(3,524)	932

Increase (decrease) in cash and cash equivalents	27	3,333

Cash and cash equivalents, beginning of period	3,910	2,295

Cash and cash equivalents, end of period	$3,937	$5,628

TABLE 4 Supplemental Information Alternate Presentation of Net Cash Provided by Operating Activities and Free Cash Flow (Unaudited)

	Three Months Ended
	March 31,
(in millions)	2015	2016
Operating income	$3,890	$4,089
Depreciation and amortization	2,066	2,278
Operating income before depreciation and amortization	5,956	6,367
Noncash share-based compensation expense	135	153
Changes in operating assets and liabilities	73	(436)
Cash basis operating income	6,164	6,084
Payments of interest	(691)	(723)
Payments of income taxes	(118)	(190)
Excess tax benefits under share-based compensation	(146)	(111)
Other	36	50
Net Cash Provided by Operating Activities	$5,245	$5,110
Capital expenditures	(1,726)	(1,885)
Cash paid for capitalized software and other intangible assets	(273)	(378)
Principal payments on capital leases	(1)	(10)
Distributions to noncontrolling interests and dividends for redeemable subsidiary preferred stock	(62)	(77)
Nonoperating items(1)	-	45
Total Free Cash Flow	$3,183	$2,805

Reconciliation of EPS Excluding Gains on Sales and Acquisition-Related Items (Unaudited)

	Three Months Ended
	March 31,

	2015		2016
(in millions, except per share data)
	$	EPS (2)	$	EPS (2)

Net income attributable to Comcast Corporation	$2,059	$0.81	$2,134	$0.87
Growth %			3.6%	7.4%

Gains on sales of businesses and investments(3)	(95)	(0.04)	(67)	(0.03)
Costs related to Time Warner Cable and Charter transactions(4)	61	0.02	-	-
Net income attributable to Comcast Corporation
(excluding gains on sales and acquisition-related items)	$2,025	$0.79	$2,067	$0.84
Growth %			2.0%	6.3%

(1)         Nonoperating items include adjustments for cash taxes paid related to certain investing and financing transactions, to reflect cash taxes paid in the year of the related taxable income and to exclude the impacts of Economic Stimulus packages.

(2)         Based on diluted weighted-average number of common shares for the respective periods as presented in Table 1.

(3)         1st quarter 2016 net income attributable to Comcast Corporation includes $108 million of other income, $67 million net of tax, resulting from a gain on the sale of our investment in The Weather Channel’s product and technology business. 1st quarter 2015 net income attributable to Comcast Corporation includes $164 million of other income, $95 million net of tax and noncontrolling interests, resulting from the sale of CTI Towers.

(4)         1st quarter 2015 net income attributable to Comcast Corporation includes $99 million of operating costs and expenses, $61 million net of tax, related to the Time Warner Cable and Charter transactions.

Note: Minor differences may exist due to rounding.

TABLE 5 Reconciliation of As Reported to Pro Forma(1) Financial Information (Unaudited)

	Theme Parks			NBCUniversal

(in millions)
		Pro Forma	Pro Forma		Pro Forma	Pro Forma
	As Reported	Adjustments(1)	Theme Parks	As Reported	Adjustments(1)	NBCUniversal
Three Months Ended March 31, 2015

Revenue	$651	$284	$935	$6,604	$284	$6,888

Operating costs and expenses (2)	407	165	572	5,129	165	5,294

Operating cash flow	$244	$119	$363	$1,475	$119	$1,594

Three Months Ended March 31, 2016

Revenue	$1,026	-	$1,026	$6,861	-	$6,861

Operating costs and expenses	651	-	651	5,239	-	5,239

Operating cash flow	$375	-	$375	$1,622	-	$1,622

Growth Rates
Revenue	57.5%		9.6%	3.9%		(0.4%)
Operating Cash Flow	53.6%		3.3%	10.0%		1.8%

(1) Pro Forma information is presented as if the acquisition of the 51% interest of Universal Studios Japan occurred January 1, 2014. Pro forma data does not include adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved by the combined businesses. Pro forma amounts are not necessarily indicative of what our results would have been had we operated Universal Studios Japan since January 1, 2014, nor of our future results. The pro forma amounts are based on historical results of operations and are subject to change. We will adjust these pro forma amounts as valuations are completed and we obtain information necessary to complete the analyses.

(2) As reported results for Theme Parks and total NBCUniversal for 2015 have been adjusted for the change in NBCUniversal’s method of accounting for a contractual obligation that involves an interest held by a third party in the revenue of certain theme parks. As a result of the change, the amounts that are payable based on current period revenue are now presented in operating costs and expenses, rather than other income (expense), net in our consolidated statement of income. The change was effective beginning in the 4th quarter of 2015 and for segment reporting purposes we also adjusted prior periods to reflect management reporting presentation of such amounts on a consistent basis.

TABLE 6 Reconciliation of Consolidated Revenue Excluding 2015 Super Bowl and Operating Cash Flow Excluding Costs Related to Time Warner Cable and Charter Transactions (Unaudited)

	Three Months Ended
	March 31,

(in millions)	2015	2016	Growth %

Revenue	$17,853	$18,790	5.3%

2015 Super Bowl	(376)	-

Revenue excluding 2015 Super Bowl	$17,477	$18,790	7.5%

	2015	2016	Growth %

Operating Cash Flow	$5,956	$6,367	6.9%

Costs related to Time Warner Cable and Charter transactions	99	-

Operating Cash Flow excluding costs related to Time Warner Cable and Charter transactions	$6,055	$6,367	5.1%

Reconciliation of Consolidated NBCUniversal Revenue Excluding 2015 Super Bowl (Unaudited)

	Three Months Ended
	March 31,

(in millions)	2015	2016	Growth %

Revenue	$6,604	$6,861	3.9%

2015 Super Bowl	(376)	-

Revenue excluding 2015 Super Bowl	$6,228	$6,861	10.2%

Reconciliation of Consolidated NBCUniversal Pro Forma Revenue Excluding 2015 Super Bowl (Unaudited)

	Three Months Ended
	March 31,

(in millions)	2015	2016	Growth %

Pro Forma Revenue	$6,888	$6,861	(0.4%)

2015 Super Bowl	(376)	-

Pro Forma Revenue excluding 2015 Super Bowl	$6,512	$6,861	5.4%

Reconciliation of Broadcast Television Revenue Excluding 2015 Super Bowl (Unaudited)

	Three Months Ended
	March 31,

(in millions)	2015	2016	Growth %

Revenue	$2,248	$2,084	(7.3%)

2015 Super Bowl	(376)	-

Revenue excluding 2015 Super Bowl	$1,872	$2,084	11.4%

Note: Minor differences may exist due to rounding.